AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 2008
Registration No.
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Mobile Mini, Inc.

Co-registrants are listed on the following page
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7420 S. Kyrene Road, Suite 101 Tempe, Arizona 85283 (480) 894-6311	86-0748362 (I.R.S. Employer Identification No.)
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Christopher Miner
Vice President and General Counsel
Mobile Mini, Inc.
7420 S. Kyrene Road, Suite 101
Tempe, Arizona 85283
(480) 894-6311
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent for Service)	Copies to: Joseph P. Richardson Squire, Sanders & Dempsey L.L.P. Two Renaissance Square 40 North Central Avenue, Suite 2700 Phoenix, Arizona 85004 (602) 528-4000

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered	Registered(1)(6)	Offering Price Per Security(7)	Aggregate Offering Price(1)	Registration Fee(8)
Common stock, par value $.01 per share(2)
Preferred Stock, par value $.01 per share(3)
Debt Securities
Guarantees of Mobile Mini and its subsidiaries with respect to the Debt Securities(4)
Warrants
Depositary Shares(5)
TOTAL:	$300,000,000		$300,000,000	$8,225

(1)	An indeterminate aggregate initial offering price or number of securities of each identified class is being registered as may from time to time be offered at indeterminate prices, with an aggregate initial offering price not to exceed $300,000,000. The securities registered also include such indeterminate amounts and numbers of shares of common stock and preferred stock as may be issued pursuant to the anti-dilution provisions of the securities registered. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. Securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2)	Includes an indeterminate number of shares of Mobile Mini Inc.’s common stock that may be issued upon conversion, exchange or exercise of other securities registered hereby. Includes preferred share purchase right, which prior to the occurrence of certain events, will not be evidenced separately from the common stock.
(3)	Includes an indeterminate number of shares of Mobile Mini Inc.’s preferred stock that may be issued upon conversion, exchange or exercise of other securities registered hereby.
(4)	The guarantees are the full and unconditional guarantee of Mobile Mini Inc.’s obligations under its debt securities by its subsidiaries listed on the following page. No separate consideration will be received for the guarantees of debt securities. No additional registration fee for the guarantees will be due pursuant to Rule 457(n).
(5)	To be represented by depositary receipt evidencing an interest in all or a specified portion of a share of preferred stock.
(6)	Such amount shall be increased if any debt securities are issued at an original issue discount, by an amount that such that the net proceeds to be received by the Company shall be equal to the amount registered herein.
(7)	Not applicable pursuant to General Instruction II.D of Form S-3.
(8)	Mobile Mini Inc. previously paid a registration fee of $23,540 with respect to securities that were previously registered pursuant to the registration statement on Form S-3 (File No. 333-124612) initially filed by Mobile Mini Inc. on May 4, 2005, of which $8,515 has not been used thereunder. In accordance with Rule 457(p), $3,565 of the unused amount of the registration fee paid with respect to the prior registration statement will be applied to pay the registration fee payable with respect to the securities registered under this registration statement.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS(1)

The following direct and indirect subsidiaries of Mobile Mini, Inc. are co-registrants for the purpose of providing guarantees, if any, of payment on the debt securities being registered hereunder:

	State of Incorporation	I.R.S. Employer
Name	or Organization	Identification No.

Delivery Design Systems, Inc.	Arizona	86-0682170
Mobile Mini, LLC	California	26-3615875
Mobile Mini, LLC	Delaware	80-0291431
Mobile Mini I, Inc.	Arizona	86-0748363
A Royal Wolf Portable Storage, Inc.	California	94-3043884
Temporary Mobile Storage, Inc.	California	94-3151288
Mobile Storage Group, Inc.	California	20-0751031
MSG Investments, Inc.	California	52-2352413
A Better Mobile Storage Company	California	72-1536506
Mobile Storage Group (Texas). L.P.	Texas	68-0523782

(1)	The address, including zip code, and telephone number, including area code, of each co-registrant is 7420 S. Kyrene Road, Suite 101, Tempe, Arizona 85283, (480) 894-6311.

2

The information in this prospectus is neither final nor complete. This prospectus is not an offer to sell these securities nor is it an invitation for offers to buy these securities in any state or jurisdiction where not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS

$300,000,000

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
GUARANTEES
WARRANTS
DEPOSITARY SHARES

This prospectus describes some of the general terms that may apply to these securities. The aggregate initial offering price of all securities sold under this prospectus will not exceed $350,000,000. We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities. We may sell the securities, or we may distribute them through underwriters or dealers. In addition, the underwriters may overallot a portion of the securities.

Our common stock is quoted on the Nasdaq National Market under the symbol “MINI”. We have not determined whether we will list any of the other securities we may offer on any exchange or over-the-counter market. If we decide to seek the listing of any securities, the prospectus supplement will disclose the exchange or market.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is                    .

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

We have not authorized anyone to provide you with any information other than the information incorporated by reference or provided in this prospectus or any prospectus supplement. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated or deemed to be incorporated by reference in this prospectus is accurate as of any date other than the date of that document.

FORWARD-LOOKING STATEMENTS

This prospectus and other materials filed or to be filed by us with the SEC (as well as information included in oral statements or other written statements made or to be made by us or our representatives) contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or other words or expressions of similar meaning. We have based these forward-looking statements on our current expectations about future events. The forward-looking statements include statements that reflect management’s beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to our financial condition, results of operations, future performance and business, including statements relating to our business strategy and our current and future development plans. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include those factors described under the caption “Risk Factors” contained in our periodic filings made with the Securities and Exchange Commission (“SEC”) and any prospectus supplement to this prospectus. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements.

Forward-looking statements express expectations of future events. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Our past performance or past or present economic conditions in our markets are not indicative of future performance or conditions. Due to these inherent uncertainties, current or potential investors in our securities are urged not to place undue reliance on forward-looking statements. In addition, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to projections over time.

You should carefully read the factors described under the “Risk Factors” section in the prospectus supplement, as well as any risks described in the documents incorporated by reference in this prospectus or any prospectus supplement.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being sold in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Any statements in this prospectus or in any accompanying prospectus supplement concerning the provisions of any document are not complete. In each instance, reference is made to the copy of that document filed or incorporated or deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or otherwise filed with the SEC. Each statement concerning the provisions of any document is qualified in its entirety by reference to the document so filed.

THE COMPANY

Founded in 1983, we believe that Mobile Mini, Inc. is the world’s leading provider of portable storage solutions. As of the date of this prospectus, we have a total fleet of approximately 283,000 portable storage units and portable offices with 98 branches in the U.S., United Kingdom, Canada and The Netherlands.

We offer a wide range of portable storage products in varying lengths and widths with an assortment of differentiated features such as our proprietary security systems, multiple doors, electrical wiring and shelving. Our portable units provide secure, accessible temporary storage for a diversified client including large and small retailers, construction companies, medical centers, schools, utilities, distributors, the U.S. and U.K. military, hotels, restaurants, entertainment complexes and households. Our customers use our products for a wide variety of storage applications, including retail and manufacturing inventory, construction materials and equipment, documents and records and household goods. Based on an independent market study, we believe our customers are engaged in a vast majority of the industries identified in the four-digit SIC (Standard Industrial Classification) manual published by the U.S. Bureau of the Census.

Our principal executive office is located at 7420 S. Kyrene Road, Suite 101, Tempe, Arizona 85283. Our telephone number is (480) 894-6311.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include funding any future fleet and branch expansion, additions to working capital and the repayment of debt. Pending these uses, we may use the net proceeds from any offering to reduce borrowing or invest in short-term obligations.

DIVIDEND POLICY

We do not currently intend to pay cash dividends on our common stock. Instead, we will use our available cash to continue the expansion of our business. Our credit facility does not allow us to pay dividends without the consent of our lenders.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary of the material terms of our capital stock and certain provisions of our Certificate of Incorporation and Bylaws. This description does not purport to be complete. For information on how you can obtain our Certificate of Incorporation and Bylaws, see “Where You Can Find More Information.”

General

Our Certificate of Incorporation provides that we are authorized to issue 115,000,000 shares of capital stock. Our authorized capital stock is comprised of 95,000,000 shares of common stock, $0.01 par value per share and 20,000,000 shares of preferred stock, par value $0.01 per share. As of December 18, 2008, there were 34,915,332 shares of common stock issued and outstanding and 8,555,556 shares of our Series A Convertible Redeemable Participating Preferred Stock outstanding. In addition, shares of our Series C Junior Participating Preferred Stock are reserved for issuance in connection with the exercise of the rights outstanding on each share of our common stock pursuant to our stockholder rights plan.

Common Stock

The holders of common stock have one vote per share on all matters submitted to a vote of our stockholders. Holders of common stock are entitled to receive any dividends on the common stock declared by the Board of Directors out of funds legally available for dividend payments. If we dissolve, liquidate or wind up our business, the holders of common stock will share ratably in our assets after payment of our liabilities and any preferences on the preferred stock. All outstanding shares of common stock are fully paid and nonassessable.

The holders of common stock do not have any rights to acquire or subscribe for additional shares. Accordingly, if you buy shares in this offering and we later decide to sell additional shares, you will have no right to purchase any of those additional shares. Therefore, your percentage interest would be reduced.

Under our Bylaws, the holders of one-third of the outstanding shares of our common stock, if present in person or by proxy, represent a quorum for the transaction of business at our stockholders meetings. In most instances, if holders of a majority of the common stock present in person or by proxy at any meeting vote “for” a matter, including the election of directors, the matter passes.

The holders of common stock do not have cumulative voting rights. This means the holders of more than half of the outstanding shares of our common stock can elect all of the directors if they choose to do so, and the priority stockholders cannot elect any directors. The Board of Directors is allowed to fill any vacancies on the Board between stockholders’ meetings.

Preferred Stock

General Terms of Future Issuances

Our Board has been authorized, subject to limitations provided in our Certificate of Incorporation, to provide for the issuance of shares of our preferred stock in multiple series. With respect to each series of our preferred stock, our Board has the authority to determine the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends, if any, are cumulative and the dividend rate of the series;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable to you for each share you own if we are dissolved or liquidated;

•	whether the shares are convertible into or exchangeable for shares of common stock, the price or rate of exchange or conversion, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	voting rights, if any; and

•	whether the preferred stock will be represented by depositary shares.

The preferred stock will have no preemptive rights. In addition, your rights with respect to your shares of preferred stock will be subordinate to the rights of our general creditors. If we receive the appropriate payment, shares of our preferred stock that we issue will be fully paid and nonassessable.

This section describes the general terms and provisions of our preferred stock. The applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. We will file a copy of the certificate of designation that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock. These certificates of designation will be incorporated by reference into the registration statement of which this prospectus is a part. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of designation as well as our Certificate of Incorporation before deciding to buy shares of our preferred stock as described in the applicable prospectus supplement.

Series A Convertible Redeemable Participating Preferred Stock

On June 27, 2008, in connection with our merger transaction involving Mobile Storage Group, Inc., we issued 8,555,556 shares of preferred stock designated as our Series A Convertible Redeemable Participating Preferred Stock to former stockholders of Mobile Storage Group. We refer to this Series as the “Series A Preferred Stock” in the description below.

Ranking.  The Series A Preferred Stock does, with respect to dividend rights, rights upon a liquidity event, rights to any other distributions or payments with respect to capital stock, voting rights and all other rights and preferences, rank junior to each other class or series of capital stock of Mobile Mini other than (i) in all respects all classes or series of common stock existing or created after the date of its issuance, (ii) with respect to any other class or series of capital stock which by its terms ranks junior to the preferred stock, it shall rank senior to each such series of capital stock, (iii) with respect to dividends and voting rights, it shall rank pari passu with the common stock, and (iv) with respect to a distribution upon the occurrence of a liquidity event it shall rank senior to the common stock.

Dividends.  Holders of record of shares of Series A Preferred Stock shall be entitled to receive when, as and if, declared by the Board of Directors of Mobile Mini, out of funds legally available therefor, cash dividends payable on shares of the preferred stock at the same time as cash dividends are paid on shares of common stock (and in the same manner and amount as if such shares of the Series A Preferred Stock had been converted into shares of common stock at the time of such cash dividends).

Preference Upon a Liquidity Event.  The Series A Preferred Stock have an aggregate liquidation preference of $154 million, assuming no unpaid dividends. Upon the occurrence of a Liquidity Event (as described below), each holder of shares of Series A Preferred Stock then outstanding will be entitled to be paid out of the assets of Mobile Mini legally available for distribution to its stockholders, a per share amount on such date equal to the greater of (i) $18.00 per share of Series A Preferred Stock (as adjusted to reflect stock splits, stock dividends, stock combinations, recapitalizations an like occurrences) (such amount referred to as the original liquidation preference) plus all declared and unpaid dividends per each share of Series A Preferred Stock and (ii) the amount such holder would be entitled to receive if each share of Series A Preferred Stock held by it were converted at the Conversion Rate (as described below) then in effect into shares of common stock immediately prior to the occurrence of such Liquidity Event before any payment is made to the holders of common stock or any other class or series of capital stock ranking junior to the Series A Preferred Stock. For example, if Mobile Mini has no declared and unpaid dividends and files for bankruptcy, the amount per share that each holder of shares of Series A Preferred Stock will receive would be $18.15, assuming a conversion price of $18.15 and further assuming that sufficient funds would be available for such payments at that time. The amount to be received by such holders of shares of preferred stock is referred to as the “Series A Liquidation Preference”.

“Conversion Rate” means the rate at which shares of the Series A Preferred Stock may be converted into shares of common stock, as determined by dividing the original liquidation preference by the conversion price, which was initially $18.00 and is subject to adjustments under the terms of the certificate of designation.

“Liquidity Event” means a voluntary or involuntary filing of bankruptcy of Mobile Mini or any liquidation, dissolution or winding up of Mobile Mini (but does not include a sale of Mobile Mini).

Voting Rights.  Each holder of the Series A Preferred Stock will be entitled to vote, voting together with the holders of common stock as a single class, on all matters on which holders of common stock are entitled to vote, on an as-converted basis.

Optional Conversion.  Each share of Series A Preferred Stock will be convertible into such number of shares of Mobile Mini common stock as is determined by dividing the original liquidation preference by the conversion price, which was initially $18.00, subject to adjustment from time to time as provided in the certificate of designation.

Holder Optional Redemptions.  (a) At any time after June 27, 2018, at the written election of the holders of a majority of the then outstanding shares of the Series A Preferred Stock (referred to as the Majority Holders), Mobile Mini shall redeem all of the shares of Series A Preferred Stock then outstanding on the date specified by the Majority Holders for an amount per share equal to the Series A Liquidation Preference. If the funds of Mobile Mini legally available for the redemption of shares of preferred stock are insufficient to permit the payment of the amounts due to such holders, then the holders of Series A Preferred Stock will share in any legally available funds pro rata based on the number of shares of Series A Preferred Stock held by each such holder. Until all required payments have been made, (i) Mobile Mini shall use commercially reasonable efforts to obtain the funds and/or make funds legally available as necessary to make the required remaining payments, (ii) the number of directors on the Board of Directors of Mobile Mini shall be increased by 1 and the Majority Holders shall have the right to appoint the 1 additional director and (iii) the amount of the required remaining payments will accrue interest at a rate of 10% per annum, compounded quarterly, until the remaining payments are paid in full.

(b) If Mobile Mini enters into a binding agreement in respect of a sale of Mobile Mini and the per-share purchase price of the common stock in connection with such sale is less than $23.00 per share, then at the written election of the Majority Holders, Mobile Mini shall redeem all of the shares of Series A Preferred Stock then outstanding at a price per share equal to the original liquidation preference plus declared but unpaid dividends.

Corporation Optional Redemption.  Subject to the rights of the holders described in paragraph (b) above under “Holder Optional Redemptions,” Mobile Mini may redeem all of the shares of Series A Preferred Stock then outstanding simultaneously with the consummation of a sale of Mobile Mini in which the per share purchase price of the common stock in connection with such sale is less than $23.00 per share for an amount per share equal to the original liquidation preference plus declared but unpaid dividends.

Mandatory Conversion.  The preferred stock will be mandatorily convertible into Mobile Mini common stock if (x) after the first anniversary of the issuance of the preferred stock, Mobile Mini’s common stock trades above $23.00 per share for a period of 30 consecutive trading days or (y) Mobile Mini enters into a binding agreement in respect of a sale of Mobile Mini in which the per-share purchase price of the common stock is less than $23.00 per share and the Majority Holders did not exercise the optional redemption described above.

Under a Stockholders Agreement entered into with the former stockholders of Mobile Storage Group, we must use all commercially reasonable efforts to file a shelf registration statement on Form S-3 under the U.S. Securities Act of 1933, as amended, before April 27, 2009 covering all of the shares of Mobile Mini common stock issuable upon conversion of the preferred stock and any shares of Mobile Mini common stock received in respect of the preferred stock (called the registrable securities) then held by any Mobile Storage Group stockholders party to the Stockholders Agreement to enable the resale of such registrable securities after June 27, 2009.

Anti-Takeover Considerations

Delaware Law

Mobile Mini is subject to Section 203 of the Delaware General Corporation Law, which prohibits a business combination with an “interested stockholder” unless:

(i) the transaction in which the stockholder became an interested stockholder or the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder;

(ii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a right to determine confidentially whether shares held by the plan will be tendered in a tender offer); or

(iii) the business combination was approved by the board of directors of the corporation and ratified by 66 2/3% (and not by written consent) of the voting stock which the interested stockholder did not own.

The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an “interested stockholder,” transactions with an “interested stockholder” involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an “interested stockholder’s” percentage ownership of stock. The term “interested stockholder” is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation’s voting stock.

Certificate of Incorporation and Bylaws

Provisions in our Certificate of Incorporation and Bylaws may have the effect of discouraging certain transactions that may result in a change in control of our company. Some of these provisions provide that stockholders do not have the power to call a special meeting, cannot act by written consent and impose advance notice requirements and procedures with respect to stockholder proposals and the nomination of candidates for election as directors. Our Certificate of Incorporation allows us to issue preferred stock without any action by stockholders and eliminates cumulative voting. Our Certificate of Incorporation also provides that the Board of Directors will be divided into three classes of directors, with each class serving a staggered three-year term. These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control.

Stockholder Rights Plan

On December 9, 1999, our Board of Directors adopted a stockholder rights plan under which our stockholders received one preferred share purchase right for each outstanding share of our common stock held by them. Under the stockholder rights plan, if a person or group acquires 15% or more of our voting stock without the prior written consent of the Board, each holder of a purchase right will be able to purchase additional shares at a discount to the then-current market price. The purchase right will expire on December 30, 2009. The description and terms of the rights are set forth in a Rights Agreement dated as of December 9, 1999, as the same may be amended from time to time between us and Wells Fargo Shareowner Services as Rights Agent. Wells Fargo Shareowner Services is the successor to Norwest Bank Minnesota, NA, which was the original rights agent.

Transfer Agent and Registrar

The transfer agent and registrar issues stock certificates and keeps track of the registered holders of our stock. Our transfer agent and registrar is Wells Fargo Shareowner Services.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the applicable prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The debt securities will be issued under an indenture between us and with Law Debenture Trust Company of New York, as trustee, or another trustee chosen by us, qualified to act as such under the Trust Indenture Act and appointed in a supplemental indenture with respect to a particular series. The indenture is governed by the Trust Indenture Act. We have summarized select portions of the indenture below. This summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and we urge you to read the indenture. Capitalized terms used in the summary have the meaning specified in the indenture.

We are currently obligated under two outstanding issuances of debt securities. On May 7, 2007, we issued $150.0 million in aggregate principal amount of our 6.875% Senior Notes due 2015 under an indenture with Law Debenture Trust Company of New York, as trustee (the “Mobile Mini Notes”). We also entered into a Supplemental Indenture, dated as of June 27, 2008, pursuant to which we became a guarantor of $200.0 million in aggregate principal amount of 9.75% Senior Notes due 2014 issued by Mobile Storage Group under an indenture with Wells Fargo Bank, N.A., as trustee dated August 1, 2006 (the “MSG Notes”). We refer to the indentures relating to the Mobile Mini Notes and the MSG Notes as the “existing indentures”. We have the ability to issue additional debt securities under the existing indentures.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to that series.

Unless otherwise specified in a supplement to this prospectus, the debt securities will be the direct, unsecured obligations of Mobile Mini, Inc. and will rank equally with all of its other unsecured and unsubordinated indebtedness. Mobile Mini, Inc.’s payment obligations under any series of debt securities may be guaranteed by one or more co-registrants.

We may issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities, whether the debt securities rank as senior debt securities, senior subordinated debt securities or subordinated debt securities, or any combination thereof;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	the aggregate principal amount of the debt securities and any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities and the amount of principal that will be payable;

•	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

•	the form and terms of any guarantee, including the terms of subordination, if any, of any debt securities;

•	any depositories, interest rate calculation agents or other agents with respect to the debt securities;

•	the right, if any, of holders of the debt securities to convert them into our common stock or other securities, including any provisions intended to prevent dilution of the conversion rights;

•	the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange and the identification of any depositary or depositaries for any global debt securities;

•	any provisions regarding our right to redeem or purchase debt securities or the right of holders to require us to redeem or purchase debt securities;

•	any provision requiring or permitting us to make payments to a sinking fund to be used to redeem debt securities or a purchase fund to be used to purchase debt securities;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•	the currency or currencies in which principal, premium, if any, and interest, if any, will be payable;

•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, or premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable;

•	any provisions relating to any security provided for the debt securities;

•	any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, change in or deletion from, the covenants described in this prospectus or in the indenture with respect to the debt securities; and

•	any other material terms of the debt securities, which may modify, supplement or delete any provision of the indenture as it applies to that series.

In addition, the indenture does not limit our ability to issue subordinated debt securities. Any subordination provisions of a particular series of debt securities will be set forth in the officers’ certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement.

We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay taxes and fees required by law or permitted by the indenture.

Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we undergo a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation or the successor person (if other than Mobile Mini, Inc.) expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions that may be set forth in the applicable prospectus supplement are met.

Events of Default

Unless otherwise stated in the prospectus supplement, an event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture as being:

•	our default in the payment of principal of or premium, if any, on any of the debt securities of such series when due and payable at maturity, upon redemption or otherwise;

•	our default in the payment of any interest upon any debt security of such series when it becomes due and payable, and continuance of that default for a period of 30 days;

•	an event of default as defined in the debt securities of that series or our failure to comply with any of our other agreements in the debt securities of such series or the indenture with respect to such series, which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	bankruptcy, insolvency or reorganization of our company or our significant grantor subsidiaries; and

•	any other event of default provided with respect to debt securities of that series which is described in the applicable prospectus supplement.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

Unless stated otherwise in the applicable prospectus supplement, no holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 90 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may modify and amend the indenture without notice to or the consent of the holders to:

•	create a series and establish its terms;

•	cure any ambiguity, defect or inconsistency;

•	evidence the assumption of a successor corporation of our obligations under the indenture;

•	comply with any requirements of the SEC or the Trust Indenture Act;

•	provide for uncertificated securities in addition to or in place of certificated securities;

•	add, change or eliminate any other provisions of the indenture so long as that change does not apply to any then existing series of debt securities or modify the rights of the holder of any such security with respect to that provision; and

•	make any change that does not adversely affect in any material respect the interests of the securityholders of any series.

Subject to certain exceptions, we may amend the indenture with the consent (which may include consents obtained in connection with a tender offer or exchange offer for that series of securities) of the holders of at least a majority in principal amount of the series of the securities then outstanding, and any existing default under, or compliance with any provision of, the indenture may be waived (other than any continuing default in the payment of the principal or interest on the securities) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for that series of securities) of the holders of a majority in principal amount of the securities of that series then outstanding; provided that without the consent of each holder affected, we and the trustee may not:

(1) change the maturity of any security;

(2) reduce the amount, extend the due date or otherwise affect the terms of any scheduled payment of interest on or principal of the securities;

(3) reduce any premium payable upon optional redemption of the securities, change the date on which any securities are subject to redemption or otherwise alter the provisions with respect to the redemption of the securities;

(4) make any security payable in money or currency other than that stated in the securities;

(5) modify or change any provision of the indenture or the related definitions to affect the ranking of the securities or any security guarantee in a manner that adversely affects the holders;

(6) reduce the percentage of holders necessary to consent to an amendment or waiver to the indenture or the securities;

(7) impair the rights of holders to receive payments of principal of or interest on the securities;

(8) release any guarantor from any of its obligations under its security guarantee or the indenture, except as permitted by the indenture; or

(9) make any change in these amendment and waiver provisions.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of or any interest on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances Legal Defeasance

Legal Defeasance.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default.  In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we shall remain liable for those payments.

Guarantees

Our payment obligations under any series of debt securities may be guaranteed by one or more of the co-registrants. The terms of any such guarantee will be set forth in the applicable prospectus supplement.

Concerning the Trustee

In the ordinary course of its business, with Law Debenture Trust Company of New York, the trustee, provides, and may continue to provide, service to us as trustee under indentures relating to our 6.875% Senior Notes due 2015. The indenture contains, or will contain, limitations on the right of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any such claim as security or otherwise. The indenture permits, or will permit, the trustee to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

The indenture provides, or will provide, that in case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of such person’s own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The laws of the State of New York govern, or will govern, the indenture, the debt securities and the guarantees of debt securities.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of our warrants. The applicable prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those warrants.

We may issue warrants for the purchase of our debt securities, common stock or preferred stock. We may issue warrants independently or together with other securities and they may be attached to, or separate from, the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as an agent of Mobile Mini in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you. The forms of warrant agreements, including the forms of warrant certificates, will be filed as exhibits to the registration statement of which this prospectus is a part.

You should refer to the provisions of the warrant agreements for more specific information. The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, where applicable:

•	the exercise price for our debt securities, the amount of debt securities you will receive upon exercise, and a description of that series of debt securities;

•	the exercise price for our debt securities, the amount of debt securities you will receive upon exercise, and a description of that series of debt securities;

•	the exercise price for shares of our common or preferred stock and the number of shares of common or preferred stock you will receive upon exercise;

•	the expiration date;

•	whether the warrants will be issued in registered or bearer form, or both;

•	U.S. federal income tax consequences; and

•	any other terms of the warrants.

After your warrants expire they will become void. The prospectus supplement will describe how you may exercise your warrants. You must exercise warrants for our common stock through payment in U.S. dollars. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Until you exercise your warrants to purchase our debt securities or capital stock, you will not have any rights as a holder of our debt securities or capital stock, as the case may be, by virtue of your ownership of warrants. Any shares of preferred stock or common stock that we issue upon exercise of a stock warrant will, when issued, be legally issued, fully paid and nonassessable.

DESCRIPTION OF DEPOSITARY SHARES

The following briefly summarizes the general provisions of depositary shares representing interests in shares of our preferred stock. Each issuance of shares will be issued under a depositary agreement to be entered into between us and a bank or trust company as depositary. The shares will be evidenced by depositary receipts. A form of the deposit agreement, including the form of depositary receipt will be filed as an exhibit to a prospectus supplement. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you. The particular terms of any depositary shares that we offer will be set forth in the applicable prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares being offered.

General

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company that has its principal office in the United States and a combined capital and surplus of at least $50,000,000. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including any dividend, voting, redemption, conversion and liquidation rights described in the particular prospectus supplement, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions, rounded to the nearest cent, to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders on the relevant record date.

The depositary will distribute any property received by it other than cash to the record holders of depositary shares. If the depositary determines that it is not feasible to make such distribution, it may, with our approval, sell the property received and distribute the net proceeds from the sale to such holders.

Redemption of Depositary Shares

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption. The depositary shares will be redeemed by the depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot or ratably or by any other equitable method as the depositary may decide.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to that series of preferred stock. Each record holder on the record date will be entitled to instruct the depositary to vote the amount of the preferred stock represented by that holder’s depositary shares. The depositary will try to vote the amount of preferred stock for which it has received instructions in accordance with the instructions.

We will agree to take all actions that the depositary determines are necessary to enable it to vote as instructed. The depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing the preferred shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority in aggregate principal amount of the shares at the time outstanding which are affected by the amendment thereto. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the amended deposit agreement. The deposit agreement will be terminated if:

•	all outstanding depositary shares have been redeemed, converted or exchanged; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding up.

Charges of Depositary; Taxes and Other Governmental Charges

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Prospective purchasers of depositary shares should be aware that special tax, accounting and other issues may be applicable to depositary shares.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the depositary. The resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the preferred stock depositary and which we are required to furnish to the holders of the deposited preferred stock.

Neither we nor the depositary will be liable if we or the depositary is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the deposit agreement. Our obligations and the obligations of the depositary under the deposit agreement will be limited to performance in good faith of the duties thereunder and neither we or the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. In performing our obligations, we and the depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

PLAN OF DISTRIBUTION

Securities may be offered by this prospectus from time to time in one or more transactions, using the following methods:

•	directly to one or more purchasers;

•	to or through underwriters or dealers;

•	through agents; or

•	through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties. These third parties may in turn engage in sales of securities pursuant to this prospectus and applicable prospectus supplement in order to hedge their position and use the securities to close out any loan of securities or short position created in connection with those sales. We may also loan or pledge the securities covered by this prospectus and applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

A prospectus supplement will describe the manner and terms of an offering of securities, including:

•	the terms of the offering;

•	the purchase price of the securities;

•	the net proceeds from the offering;

•	whether the offering is being made to or through underwriters, dealers or agents;

•	the names of any underwriters, dealers or agents;

•	the names of selling security holders, if any;

•	the offering price or purchase price of the securities and the net proceeds to be received by us;

•	any delayed delivery arrangements;

•	any underwriting discounts, discounts or concessions to dealers or agency fees and any other items that may be deemed to constitute underwriters’, dealers’ or agents’ compensation; and

•	any securities exchange or quotation system on which the securities may be listed or quoted.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices or at a fixed offering price determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities and describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to and may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

The underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with or perform services for, us and our affiliates in the ordinary course of business.

LEGAL MATTERS

The validity of the common stock, preferred stock, debt securities, warrants and depositary shares will be passed on for us by Squire, Sanders & Dempsey L.L.P., Phoenix, Arizona.

EXPERTS

The consolidated financial statements of Mobile Mini, Inc. appearing in Mobile Mini, Inc.’s Annual Report as amended (Form 10-K/A) for the year ended December 31, 2008 (including the schedule appearing therein), and the effectiveness of Mobile Mini, Inc.’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read a copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that web site is www.sec.gov.

We and our guarantor subsidiaries have filed jointly with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us, our guarantor subsidiaries and the securities offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this or another document.

This prospectus includes by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document. They contain important information about our business, prospects and financial condition.

Filing	Period or Date Filed

Annual Report on Form 10-K (as amended)	Year ended December 31, 2007
Quarterly Report on Form 10-Q	Quarter ended March 31, 2008
Quarterly Report on Form 10-Q	Quarter ended June 30, 2008
Quarterly Report on Form 10-Q (as amended)	Quarter ended September 30, 2008
Current Report on Form 8-K	March 26, 2008
Current Report on Form 8-K	April 7, 2008
Current Report on Form 8-K	June 2, 2008
Current Report on Form 8-K	July 1, 2008
Current Report on Form 8-K	September 4, 2008
Current Report on Form 8-K	September 30, 2008
Current Report on Form 8-K	October 17, 2008
Current Report on Form 8-K	December 5, 2008
Current Report on Form 8-K	December 23, 2008

We also incorporate by reference the description of our capital stock contained in the Form 8-A of filed on December 12, 1999, which contains a description of our Series C Junior Participating Preferred Stock issuable in connection with our stockholder rights plan.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date of the closing of each offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than information furnished under Item 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus), as well as proxy statements (other than information identified therein as not incorporated by reference). You should review these filings as they may disclose changes in our business, products or financial condition or other affairs after the date of this prospectus. The information that we file later with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the closing of each offering will automatically supersede previous information included or incorporated by reference in the prospectus.

You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at:
Mobile Mini, Inc.
Attention: Investor Relations
7420 South Kyrene Road, Suite 101
Tempe, Arizona 85283
Telephone: (480) 894-6311

You may also obtain copies of these filings, at no cost, by accessing our website at http://www.mobilemini.com; however, the information found on our website is not considered part of this prospectus.

No dealer, salesperson or other person is authorized to provide any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses, other than underwriting discounts and other expenses associated with offerings of particular securities, in connection with the issuance and distribution of the securities being registered.

SEC registration fee	$8,225
Legal fees	$10,000
Accounting fees	$7,500
Printing fees	$7,500
Total	$33,225

Item 15.	Indemnification of Directors and Officers

Mobile Mini, Inc.

Section 145 of the General Corporation Law of the state of Delaware (“DGCL”), as amended, provides that under certain circumstances, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in such capacity in another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has on reasonable cause to believe such person’s conduct was unlawful.

The DGCL authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Mobile Mini’s Amended and Restated Certificate of Incorporation and Bylaws provide for the indemnification of its directors to the fullest extent permitted under Delaware law. Pursuant to employment agreements entered into by Mobile Mini with certain of its executive officers, Mobile Mini must indemnify such officers and employees in the same manner and to the same extent that it is required to indemnify its directors under its Bylaws. Mobile Mini’s Certificate of Incorporation limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director’s fiduciary duty.

The Registrant has entered into indemnification agreements with each of its directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, a director will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Registrant (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by the Registrant or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Registrant to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Registrant copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

Mobile Mini has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of Mobile Mini, or that may arise out of their status as directors or officers of the registrants, including liabilities under the federal and state securities laws. Mobile Mini has entered into indemnification agreements to indemnify its directors to the extent permitted under Delaware law.

Delaware Corporate Guarantor

The certificate of incorporation of Mobile Storage Group, Inc., which is a Delaware corporation, provides that the liability of a director to the corporation or its stockholders shall be eliminated to the fullest extent permitted by Delaware law. In addition, the bylaws of the corporation provides that the corporation shall indemnify its directors and officers to the fullest extent permitted by Delaware law.

Arizona Corporate Guarantors

Arizona Revised Statutes (“ARS”) § 10-851 allows a corporation, in certain circumstances, to indemnify its directors against costs and expenses (including attorneys’ fees) reasonably incurred in connection with threatened, pending or completed civil, criminal, administrative or investigative actions, suits or proceedings, in which such persons were or are parties, or are threatened to be made parties, by reason of the fact that they were or are directors of the corporation, if such persons acted in good faith and either (1) in a manner they reasonably believed to be in the best interests of the corporation (if acting in a official capacity), or (2) in a manner they reasonably believed was at least not opposed to the corporation’s best interests (in all other cases). A corporation may indemnify its directors with respect to any criminal action or proceeding if, in addition to the above conditions being met, the individual had no reasonable cause to believe his or her conduct was unlawful. Directors may not be indemnified under ARS § 10-851 in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper financial benefit to the director in which the director was adjudged liable on the basis that financial benefit was improperly received by the director. In addition, under ARS § 10-202, a corporation’s articles of incorporation may indemnify a director for conduct for which broader indemnification has been made permissible or mandatory under other ARS provisions.

ARS § 10-202 provides that the articles of incorporation may set forth a provision eliminating or limiting the liability of a director to the corporation or its shareholders for money damages, and permitting or making obligatory indemnification of a director, for liability for any action taken or any failure to take any action as a director, except liability for any of the following: (1) the amount of a financial benefit received by a director to which the director is not entitled, (2) an intentional infliction of harm on the corporation or the shareholders, (3) unlawful distributions and (4) an intentional violation of criminal law.

ARS § 10-852 provides for mandatory indemnification in certain situations such that, unless limited by its articles of incorporation, a corporation shall indemnify a director who was the prevailing party, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

ARS § 10-856 provides that a corporation may indemnify its officers against costs and expenses (including attorneys’ fees) reasonably incurred in connection with threatened, pending or completed civil, criminal, administrative or investigative actions, suits or proceedings, in which such persons were or are parties, or are threatened to be made parties because the individual is or was an officer of the corporation to the same extent as a director. If the individual is an officer but not a director (or is both but is made a party to the proceeding solely because of an act or omission as an officer), a corporation may indemnify and advance expenses to the further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract except for (1) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding or (2) liability arising out of conduct that constitutes (a) receipt by the officer of a financial benefit to which the officer is not entitled, (b) an intentional infliction of harm on the corporation or the shareholders or (c) an intentional violation of criminal law. An officer of a corporation who is not a director is entitled to mandatory indemnification as a prevailing party under ARS § 10-852.

ARS § 10-857 provides that a corporation may purchase and maintain insurance, including retrospectively rated and self-insured programs, on behalf of an individual who is or was a director or officer of the corporation or who, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity, against liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director or officer, whether or not the corporation would have power to indemnify or advance expenses to the individual against the same liability under Arizona law.

ARS § 10-850 defines a director as including an individual who is or was a director of a corporation or an individual while a director of a corporation is or was serving at the corporation’s request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity.

The articles of incorporation of Delivery Design Systems, Inc., which is an Arizona corporation, provide that the liability of a director to the corporation or its shareholders shall be eliminated to the fullest extent permitted or authorized by Arizona law. In addition, the bylaws of the corporation provide that the corporation shall indemnify its directors and officers as permitted by Arizona law. The articles of incorporation of Mobile Mini I, Inc., which is an Arizona corporation, provide that the corporation shall indemnify its directors and officers to the fullest extent permitted by Arizona law.

California Corporate Guarantors

Section 317 of the California General Corporation Law (the “CGCL”) allows a corporation, in certain circumstances, to indemnify its directors and officers against certain expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with threatened, pending or completed civil, criminal, administrative or investigative actions, suits or proceedings (other than an action by or in the right of the corporation), in which such persons were or are parties, or are threatened to be made parties, by reason of the fact that they were or are directors or officers of the corporation, if such persons acted in good faith and in a manner they reasonably believed to be in the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In addition, a corporation is, in certain circumstances, permitted to indemnify its directors and officers against certain expenses incurred in connection with the defense or settlement of a threatened, pending or completed action by or in the right of the corporation, and against amounts paid in settlement of any such action, if such persons acted in good faith and in a manner they believed to be in the best interests of the corporation and its shareholders, provided that the specified court approval is obtained. Furthermore, a corporation may purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent’s status as such, whether or not the corporation would have the power to indemnify the agent against such liability under California law.

Section 204(a)(10) of the CGCL allows a corporation to include a provision in its articles of incorporation eliminating or limiting the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of the director’s duty to the corporation, except for the liability of a director resulting from (1) acts or omissions involving intentional misconduct or a knowing and culpable violation of law, (2) any transaction from which a director derived an improper personal benefit, (3) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith, (4) acts or omissions showing a reckless disregard for the director’s duty to the corporation or its shareholders, (5) acts or omissions constituting an unexcused pattern of inattention to the director’s duty, (6) liability under California law relating to transactions between corporations and directors or corporations having interrelated directors or (7) the making of an illegal distribution or loan to shareholders.

The articles of incorporation of A Royal Wolf Portable Storage, Inc., A Better Mobile Storage Company and MSG Investments, Inc. , each of which is a California corporation, provide that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under California law and that the corporation is authorized to provide indemnification of its officers and directors to the fullest extent permissible under California law. The bylaws of each of A Royal Wolf Portable Storage, Inc., A Better Mobile Storage Company and

MSG Investments, Inc., as well as the bylaws of Temporary Mobile Storage, Inc., a California corporation, provide that the corporation shall indemnify each of its directors and officers to the maximum extent and in the manner permitted by the CGCL.

California Limited Liability Company Guarantor

Section 17155 of the California Beverly-Killea Limited Liability Company Act provides that, except for a breach of a manager’s fiduciary duties of loyalty and care owed to the limited liability company and to its members, the articles of organization or written operating agreement of a California limited liability company may provide for indemnification of any person, including, without limitation, any manager, member, officer, employee, or agent of the limited liability company, against judgments, settlements, penalties, fines, or expenses of any kind incurred as a result of acting in that capacity. Section 17155 further provides that a California limited liability company shall have power to purchase and maintain insurance on behalf of any manager, member, officer, employee, or agent of the limited liability company against any liability asserted against or incurred by the person in that capacity or arising out of the person’s status as a manager, member, officer, employee, or agent of the limited liability company.

The operating agreement for Mobile Mini LLC, which is a California limited liability company, provides that no liability shall attach to the sole member for being a member of the company. Mobile Mini, Inc. is the sole member of the company.

Texas Limited Partnership

Section 8.002 of the Texas Business Organizations Code (the “TBOC”) provides that a Texas limited partnership company may include in its partnership agreement provisions that the partnership will indemnify a person, pay in advance or reimburse expenses incurred by a person; and purchase or procure or establish and maintain insurance or another arrangement to indemnify or hold harmless a person, to the same extent as a Texas corporation.

The partnership agreement for Mobile Storage Group (Texas), L.P. does not provide that the partnership will provide indemnification for any partner.

Item 16.	Exhibits

See the Exhibit Index which is incorporated herein by reference.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(8) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on December [  ], 2008.

Mobile Mini, Inc.

By:	/s/ Steven G. Bunger
Steven G. Bunger
President, Chief Executive Officer and Director

The following direct and indirect subsidiaries of the registrant may guarantee the debt securities and are co-registrants under this registration statement.

Name of Co-Registrant
Delivery Design Systems, Inc.
Mobile Mini, LLC(1)
Mobile Mini, LLC(1)
Mobile Mini I, Inc.
A Royal Wolf Portable Storage, Inc.
Temporary Mobile Storage, Inc.
Mobile Storage Group, Inc.
MSG Investments, Inc.
A Better Mobile Storage Company
Mobile Storage Group (Texas). L.P.(2)

as CO-REGISTRANTS

By:	/s/ Steven G. Bunger
Steven G. Bunger
Principal Executive Officer and
Director of each Co-Registrant
that is a corporation and Principal
Executive Officer and Director of the
sole member of each Co-Registrant
that is a limited liability company and
Principal Executive Officer and
Director of the general partner of each
Co-Registrant that is a limited partnership

(1)	Executed by Mobile Mini, Inc., as sole member

(2)	Executed by Mobile Storage Group, Inc., as general partner

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven G. Bunger, and Mark Funk, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, and fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

ON BEHALF OF MOBILE MINI, INC.:

Signature	Title	Date

/s/ Steven G. Bunger Steven G. Bunger	President, Chief Executive Officer and Director (Principal Executive Officer)	December 23, 2008

/s/ Mark Funk Mark Funk	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer)	December 23, 2008

/s/ Deborah K. Keeley Deborah K. Keeley	Senior Vice President and Chief Accounting Officer	December 23, 2008

/s/ Jeffrey S. Goble Jeffrey S. Goble	Director	December 23, 2008

/s/ Stephen A McConnell Stephen A McConnell	Director	December 23, 2008

/s/ Michael L. Watts Michael L. Watts	Director	December 23, 2008

/s/ Frederick G. McNamee Frederick G. McNamee	Director	December 23, 2008

/s/ Sanjay Swani Sanjay Swani	Director	December 23, 2008

/s/ Michael E. Donovan Michael E. Donovan	Director	December 23, 2008

/s/ Lawrence Trachtenberg Lawrence Trachtenberg	Director	December 23, 2008

ON BEHALF OF THE FOLLOWING INCORPORATED CO-REGISTRANTS:

Name of Co-Registrant:
Delivery Design Systems, Inc.
Mobile Mini I, Inc.
A Royal Wolf Portable Storage, Inc.
Temporary Mobile Storage, Inc.
Mobile Storage Group, Inc.
MSG Investments, Inc.
A Better Mobile Storage Company

Signature	Title	Date

/s/ Steven G. Bunger Steven G. Bunger	President, Chief Executive Officer and Director (Principal Executive Officer)	December 23, 2008

/s/ Mark Funk Mark Funk	Executive Vice President, Treasurer, Chief Financial Officer and Director (Principal Financial Officer)	December 23, 2008

/s/ Deborah K. Keeley Deborah K. Keeley	Senior Vice President and Chief Accounting Officer	December 23, 2008

ON BEHALF OF THE FOLLOWING LIMITED LIABILITY COMPANY CO-REGISTRANTS:

Name of Co-Registrant	Executed by Sole Member of Co-Registrant

Mobile Mini, LLC Mobile Mini, LLC	Mobile Mini, Inc. Mobile Mini, Inc.

Signature	Title	Date

/s/ Steven G. Bunger Steven G. Bunger	President, Chief Executive Officer and Director (Principal Executive Officer)	December 23, 2008

/s/ Mark Funk Mark Funk	Executive Vice President, Treasurer, Chief Financial Officer and Director (Principal Financial Officer)	December 23, 2008

/s/ Deborah K. Keeley Deborah K. Keeley	Senior Vice President and Chief Accounting Officer	December 23, 2008

ON BEHALF OF THE FOLLOWING LIMITED PARTNERSHIP CO-REGISTRANT:

Name of Co-Registrant	Executed by General Partner of Co-Registrant
Mobile Storage Group (Texas), L.P.	Mobile Storage Group, Inc.

Signature	Title	Date

/s/ Steven G. Bunger Steven G. Bunger	President, Chief Executive Officer and Director (Principal Executive Officer)	December 23, 2008

/s/ Mark Funk Mark Funk	Executive Vice President, Treasurer, Chief Financial Officer and Director (Principal Financial Officer)	December 23, 2008

/s/ Deborah K. Keeley Deborah K. Keeley	Senior Vice President and Chief Accounting Officer	December 23, 2008

EXHIBIT INDEX

Exhibit
Number		Description

1.1		Form of Underwriting Agreement.**
3	.1.1	Amended and Restated Certificate of Incorporation of Mobile Mini, Inc. (Incorporated by reference to Exhibit 3.1 of the Registrant’s Report on Form 10-K for the fiscal year ended December 31, 1997).
3	.1.2	Certificate of Amendment, dated July 20, 2000, to the Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1a of the Registrant’s Report on Form 10-Q for the quarter ended June 30, 2000).
3	.1.3	Certificate of Designation, Preferences and Rights of Series C Junior Participating Preferred Stock of Mobile Mini, Inc., dated December 17, 1999 (Incorporated by reference to the Registrant’s Report on Form 8-K dated December 13, 1999).
3	.1.4	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Mobile Mini, Inc., dated June 26, 2008 (Incorporated by reference to the Registrant’s Report on Form 8-K dated July 1, 2008).
3	.1.5	Certificate of Designation of Mobile Mini, Inc. Series A Convertible Redeemable Participating Preferred Stock, dated June 27, 2008 (Incorporated by reference to the Registrant’s Report on Form 8-K dated July 1, 2008).
3.2		Amended and Restated Bylaws (Incorporated by reference to the Registrant’s Report on Form 10-K for the fiscal year ended December 31, 2007).
4.1		Form of Common Stock Certificate (Incorporated by reference to the Registrant’s Report on Form 10-K for the fiscal year ended December 31, 2003).
4.2		Rights Agreement, dated as of December 9, 1999, between Mobile Mini, Inc. and Norwest Bank Minnesota, NA, as Rights Agent. (Incorporated by reference to the Registrant’s Report on Form 8-K dated December 13, 1999).
4.3		Form of Indenture.*
4.4		Form of Warrant Agreement for Equity Securities.**
4.5		Form of Warrant Agreement for Debt Securities.**
4.6		Form of Depositary Agreement, (including Form of Depositary Receipt).**
5.1		Opinion of Squire, Sanders & Dempsey L.L.P.*
12.1		Statement Regarding Computation of Ratios.*
23.1		Consent of Squire, Sanders & Dempsey L.L.P. (contained in Exhibit 5.1).
23.2		Consent of Ernst & Young LLP.*
24.1		Power of Attorney (Contained on Signature Page).
25.1		Form T-1 Statement of Eligibility of Trustee.*

*	Filed herewith.

**	To be filed by amendment or incorporated by reference from a Current Report on Form 8-K.